Exhibit 99.1 - News Release of Lee Enterprises, Incorporated dated October 31, 2019

4600 E. 53rd Street
Davenport, IA 52807
lee.net

NEWS RELEASE

Lee Enterprises to Nominate Two New Independent Directors for Election at 2020 Annual Meeting

Nominations Build on Board Refreshment and Governance Enhancements Earlier in 2019
Nominees Bring Significant Expertise in Finance, Tech and Media

Davenport, Iowa – October 31, 2019 – Lee Enterprises, Incorporated (NYSE: LEE) (the “Company”), a leading provider of high quality, trusted, local news, information and a major platform for advertising in 50 markets, announced that its Board of Directors will be nominating two new independent candidates for election to Lee’s Board of Directors at the Company’s 2020 Annual Meeting of Shareholders.  The director nominees are Steven Fletcher, Chief Executive Officer of Explorer Parent LLC, and David Pearson, Chief Financial Officer of Vonage (NYSE: VG).

Megan Liberman, who was appointed to Lee’s Board in June 2019, and current director Brent Magid will join Mr. Fletcher and Mr. Pearson as the four nominees for election at the 2020 Annual Meeting.  Ms. Liberman is Senior Vice President, News, Talk & Entertainment, Sirius XM and formerly served as Vice President, Yahoo, and Editor-in-Chief, Yahoo News Group, and as former Deputy News Director, Digital Development, The New York Times.  Mr. Magid is Chairman and President of Frank N. Magid Associates, a research-based strategy consulting company, and formerly worked in the entertainment group of JP Morgan Chase & Co.

Long-term directors Nancy Donovan and Leonard Elmore will be retiring from the Board upon the completion of their terms at the meeting and will not stand for re-election.  Ms. Donovan is Founding Partner of private equity firms Circle Financial Group, LLC and Oakmont Partners, LLC.  Mr. Elmore is Senior Lecturer in Sports Management at Columbia University, a commissioner on the John and James L. Knight Foundation’s Knight Commission on Intercollegiate Athletics, and former Chief Executive Officer of iHoops.

Mary E. Junck, Chairman of Lee Enterprises, said, “On behalf of the Board, I extend deep thanks and gratitude to Nancy and Leonard, who have contributed so much to Lee’s growth and success as we repositioned the Company in a rapidly evolving media industry.  We wish them all the best in the future.”

Mr. Fletcher, 51, is currently Chief Executive Officer of technology company Explorer Parent LLC, an Advisor to ChaSerg Technology Acquisition Corp. (NASDAQ: CTAC) and an Independent Director at atVenu, a leading live event commerce platform, where he is a member of the Audit and Compensation Committees.  Mr. Pearson, 54, has been Chief Financial Officer of Vonage since 2013, where he oversees the Finance and Investor Relations organizations.  He previously held investment banking positions at Deutsche Bank Securities and Goldman, Sachs & Co. focused on Technology, Media & Telecom (TMT).

Ms. Junck added: “We are delighted to be nominating Steven and David to the Board.  Their experience in technology, media and finance will be highly valuable as we continue to focus on delivering growth and shareholder value in the digital media environment.  Combined with the addition of digital media expert Megan Liberman in June, these board nominations underscore Lee’s commitment to board refreshment and strong governance.”

Additionally, Lee announced that long-term directors Richard Cole and William Mayer have advised the Board of their expected retirements at the completion of their current terms in 2021.  Dr. Cole was dean of the School of Journalism and Mass Communication at the University of North Carolina for many years.  Mr. Mayer is Founding Partner, Park Avenue Equity Partners, L.P.
2019 Corporate Governance Enhancements
Lee is committed to strong corporate governance practices.  In June 2019, the Company announced enhancements to further increase the Board’s effectiveness and accountability to shareholders, including:
•	A majority voting standard for the election of directors in uncontested elections;
•	Proxy access, providing shareholders who satisfy the requirements specified in the amended bylaws the ability to include their own nominees in the Company’s proxy statement; and
•	Substantially more time for shareholders to submit proposals and director nominations for consideration at annual meetings.

Background on Steven Fletcher
From 2003 to 2018, Mr. Fletcher was a Managing Director, Co-Head of the Digital Media Group and Head of the Software Group at GCA Savvian, a global investment bank.  He was also a member of the firm’s Management Committee.  From 1994 until 2002, Mr. Fletcher worked at Goldman, Sachs & Co., where he held a number of leadership roles including Head of the Private Placement Group, Head of the IT Services sector and Co-Head of the Hardware, Storage, EMS and Internet Infrastructure sectors.  He began his career at Deloitte & Touche as a CPA.  Mr. Fletcher received a B.A. in Economics from UCLA and an M.B.A. from the Wharton School of the University of Pennsylvania.

Background on David Pearson
Mr. Pearson has been Chief Financial Officer of Vonage Corp. since 2013.  From 2004 to 2013, Mr. Pearson worked at Deutsche Bank Securities as a Managing Director and the Global Media & Telecom Group Head.  Mr. Pearson also worked at Goldman, Sachs & Co. for nine years, leaving as a Managing Director in the firm’s TMT practice.  He began his career at Coopers & Lybrand and holds an M.B.A. from Harvard Business School and his A.B. in Political Science and Organizational Behavior/Management from Brown University.

ABOUT LEE
Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, with daily newspapers, rapidly growing digital products and nearly 300 weekly and specialty publications serving 50 markets in 20 states. Year to date, Lee's newspapers have average circulation of 0.7 million daily and 1.0 million Sunday, and are estimated to reach almost three million readers in print alone. Lee's markets include St. Louis, MO; Lincoln, NE; Madison, WI; Davenport, IA; Billings, MT; Bloomington, IL; and Tucson, AZ. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

Contact
Charles Arms
Charles.Arms@lee.net
(563) 383-2100

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